Exhibit (p)(4)

MOUNT LUCAS MANAGEMENT CORPORATION
CODE OF ETHICS

Purpose

To establish standards that promote:

•                       Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                       Full, fair, accurate, timely, and understandable disclosure in the filings with or submissions to regulatory authorities, including the National Futures Association and Securities and Exchange Commission (the “SEC”) on behalf of the MLM IndexTM Fund (the “Pool”), an investment pool operated by Mount Lucas Management Corporation (the “Firm”) that is subject to the reporting requirement of the Securities Exchange Act of 1934, and in other public communications made by the Firm concerning the Pool;

•                       Compliance with all applicable governmental laws, rules, and regulations;

•                       Prompt internal reporting of violations of the Firm’s Code of Ethics (this “Code”); and

•                       Accountability for adherence to this Code.

Applicability

This Code applies to the Firm’s principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions (collectively, the “Reporting Persons”). The Code also applies to all officers and employees who have access to non-public information about clients, information about the holdings of the Firm or any of its affiliates, who have access to non-public information about the purchase and sale of securities by clients or who are involved in making securities recommendations to clients. The Firm expects the Reporting Persons to know and follow the policies outlined in the Compliance Manual of the Firm and this Code. Any Reporting Person who violates the letter or spirit of these policies is subject to disciplinary action, up to and including termination.

Honest and Ethical Conduct

Every Reporting Person has the responsibility to be honest and ethical. All of a Reporting Person’s responsibilities should be performed with the highest sense of integrity. Integrity accommodates the inadvertent error and the honest difference of opinion, but it cannot accommodate deceit or subordination of principle.

Honesty and integrity require that each Reporting Person ethically handle actual or apparent conflicts of interest between personal and professional relationships. A conflict of interest is any situation in which a Reporting Person’s personal interest is inconsistent with, or contrary to, the legitimate interests of the Firm, a client of the Firm or an investment pool operated by the Firm. A conflict of interest situation can arise when a Reporting Person takes action or has interests (financial or otherwise) that may make it difficult to fulfill duties owed or disadvantages to the Firm, a client or any investment pool operated by the Firm. Conflicts of interest also may arise when a Reporting Person or a member of a Reporting Person’s family receives improper personal benefits as a result of the Reporting Person’s affiliation with the Firm, regardless of whether such benefits are received from the Firm or a third party. Reporting Persons must avoid any situation in which their independent business judgment might appear to be compromised.

Full, Fair, Accurate, Timely, and Understandable Disclosure

Since the Pool is a reporting company under the Securities Exchange Act of 1934, the Firm is required, on behalf of the Pool, to file periodic and other reports with the Securities and Exchange Commission. In that regard, each Reporting Person must: (1) take all reasonable steps to ensure that these reports and other public communications represent full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Pool; (2) promptly bring to the attention of the board of directors of the Firm any material information of which a Reporting Person may become aware that affects the disclosures made by the Firm in the public filings made on behalf of the Pool or otherwise would assist the board of directors in fulfilling its responsibilities to the Pool; and (3) promptly bring to the attention of the Chief Compliance Officer (the “Compliance Officer”) and the board of directors of the Firm any information he or she may have concerning: (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Firm’s ability to record, process, summarize and report financial data, including on behalf of the Pool; or (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Firm’s financial reporting, including on behalf of the Pool, disclosures or internal controls.

Holdings and Transaction Reports

Each Reporting Person must submit to the Compliance Officer or the Compliance Officer’s designee a report of that person’s securities holdings which includes: a) the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which such person has any direct or indirect beneficial ownership; b) the name of any broker, dealer or bank where the person maintains an account in which the securities are held for the person’s direct or indirect benefit; and c) the date the report is submitted.

Reporting Persons must submit the holdings report ten days after they attain such status, and the report must be current as of a date no more than 45 days prior to the date they attain such status. At least once each 12-month period thereafter, the information must be current as of a date no more than 45 days prior to the date the report was submitted.

Each Reporting Person must submit to the Compliance Officer the following information about each transaction involving a reportable security in which the person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, at the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each security involved; b) the nature of the transaction (i.e., purchase or sale); c) the price of the security at which the transaction was effected; d) the name of the broker, dealer or bank with or through which the transaction was effected; and e) the date of submission of the report.

The report shall be submitted no later than 30 days following the end of a calendar quarter and shall report on all transactions during the quarter.

Reporting Persons need not submit: a) any report with respect to securities held in accounts over which the person has no direct or indirect influence or control; b) reports of transactions pursuant to an automatic investment plan; c) any report that would duplicate information contained in broker trade confirmations or account statements so long as the confirmations or statements are received no later than 30 days after the end of the applicable quarter.

Pre-Approval of Certain Investments

Reporting Persons must obtain approval from the Firm before they directly or indirectly acquire ownership in any security in an initial public offering or in a limited offering.

Compliance with All Applicable Governmental Laws, Rules, and Regulations

Each Reporting Person must comply with all applicable governmental laws, rules, and regulations. This requirement applies to all federal, foreign, state and local laws.

Prompt Internal Reporting of Violations of the Code

If a Reporting Person is unsure whether a situation violates any applicable law, rule, regulation, or Company policy, the Reporting Person should discuss the situation promptly with the Compliance Officer. Failure to do so is itself a violation of the Code. The Firm will not allow retaliation for reports made in good faith.

Violations of or interpretive matters related to the Code should immediately be brought to the attention of the Compliance Officer.

Waivers of or Amendments to the Code

Any waivers of or amendments to this Code must be granted by the Firm’s board of directors. If a Reporting Person would like to request a waiver or amendment to this Code, he should contact the Compliance Officer.

ACKNOWLEDGMENT

I acknowledge that I have read the October 2010 Compliance Manual of Mount Lucas Management Corporation and all Appendices thereto. I fully understand the policies stated therein and I agree to comply with all provisions thereof.

Dated:
Signature

Name of Employee (Please Print)

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